As filed with the Securities and Exchange Commission on January 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-0857886 (I.R.S. Employer Identification Number)

4201 Woodland Road

Circle Pines, MN  55014

(763)-225-6637

(Address of Registrant’s Principal Executive Office) (Zip Code)

Northern Technologies International Corporation

Amended and Restated 2007 Stock Incentive Plan

(Full title of the plan)

Matthew C. Wolsfeld

Chief Financial Officer and Corporate Secretary

Northern Technologies International Corporation

4201 Woodland Road

Circle Pines, MN  55014

(763)-225-6637

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.02 per share	400,000 shares	$14.86	$5,944,000	$690.10

(1)         The number of shares of common stock, par value $0.02 per share, of the registrant stated above represents an increase in the total number of shares available for issuance under the Northern Technologies International Corporation Amended and Restated 2007 Stock Incentive Plan.  400,000 shares have been previously registered under a registration statement on Form S-8 (File No. 333-140245).  In addition, the maximum number of shares that may be issued under the plan is subject to adjustment in accordance with certain provisions of the plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the registrant’s Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the registrant’s common stock on January 20, 2011, as reported on the NASDAQ Global Market.

STATEMENT UNDER GENERAL INSTRUCTION E—
REGISTRATION OF ADDITIONAL SECURITIES

The registrant, Northern Technologies International Corporation (“NTIC” or “Registrant”), previously filed a registration statement on Form S-8 (SEC File No. 333-140245) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 400,000 shares of NTIC’s common stock to be issued under the Northern Technologies International Corporation 2007 Stock Incentive Plan (as amended, the “Plan”).

Pursuant to General Instruction E of Form S-8, this registration statement is filed by NTIC solely to register an additional 400,000 shares of NTIC’s common stock available for issuance under the Plan. This increase was approved by NTIC’s board of directors and stockholders.  Pursuant to Instruction E, the contents of NTIC’s previously filed registration statement on Form S-8 (SEC File No. 333-140245), including without limitation periodic reports that NTIC filed, or will file, after this registration statement to maintain current information about NTIC, are hereby incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8, with the exception of Items 3, 6, 8 and 9 of Part II of such prior registration statement, each of which is amended and restated in its entirety herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by NTIC with the Commission are incorporated by reference into this registration statement:

(a)                                 NTIC Annual Report on Form 10-K for the fiscal year ended August 31, 2010 (including information specifically incorporated by reference into NTIC’s Annual Report on Form 10-K from its definitive proxy statement for its 2011 annual meeting of stockholders);

(b)                                 NTIC’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2010;

(c)                                  NTIC’s Current Reports on Form 8-K filed with the Commission on January 12, 2011 (and dated January 10, 2011) and January 24, 2011; and

(d)                                 the description of NTIC’s common stock contained in its registration statement on Form 8-A and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by NTIC (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this registration statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers

NTIC’s Restated Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Specifically, Article IX of NTIC’s Restated Certificate of Incorporation provides that no director of NTIC shall be personally liable to NTIC or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to NTIC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which such director derived an improper personal benefit, or (v) for any act or omission occurring prior to January 29, 2009.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of NTIC shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.  No amendment to or repeal of Article IX shall apply to or have any effect on the liability or alleged liability of any director of NTIC for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article VII of NTIC’s Restated Certificate of Incorporation provides that each director and officer, past or present, of NTIC, and their respective heirs, administrators and executors, shall be indemnified by NTIC in accordance with, and to the fullest extent provided by, the provisions of the Delaware General Corporation Law as they may from time to time be amended.

Additionally, Article VII of the NTIC’s Amended and Restated Bylaws provides that NTIC shall indemnify any director, officer or employee against any and all judgments, penalties, fines, amounts paid in settlement and expenses incurred or imposed in connection with, or which result from, any proceeding in which such person is or may become involved by reason of being a director, officer or employee.  A proceeding means any actual, threatened or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or other formal claim that could result or has resulted in personal liability, whether civil, criminal, administrative or investigative.  In connection with a proceeding, NTIC may advance expenses to the director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such advance if it shall ultimately be determined that such person is not entitled to indemnification by NTIC.  Article VIII of NTIC’s Amended and Restated Bylaws gives NTIC the express authority to enter into such agreements as the board of directors deems appropriate for the indemnification of present or future directors and officers of NTIC.

Under the Delaware General Corporation Law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another corporation or other enterprise at the corporation’s request, against expenses (including attorneys’ fees) that are actually and reasonably incurred by such person, and judgments, fines and amounts paid in settlement of such action, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Although the Delaware General Corporation Law permits a corporation to indemnify any person referred to above against expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court deems proper.  The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.  The Delaware General Corporation Law also provides for mandatory indemnification of any present or former director or officer against expenses to the extent such person has been successful in any proceeding covered by the statute.

In addition, the Delaware General Corporation Law provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith; that indemnification provided for by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

The Delaware General Corporation Law also allows a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under the Delaware General Corporation Law.

NTIC has entered into agreements with its directors and officers regarding indemnification, in addition to indemnification provided for in its Restated Certificate of Incorporation, Amended and Restated Bylaws and the Delaware General Corporation Law.  Under these agreements, NTIC is required to indemnify its current and former directors and officers against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of NTIC’s directors or officers.  NTIC will be obligated to pay these amounts only if the director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the registrant’s best interests.  With respect to any criminal proceeding, NTIC will be obligated to pay these amounts only if the director or officer had no reasonable cause to believe his or her conduct was unlawful.  The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

NTIC maintains directors’ and officers’ liability insurance, including a reimbursement policy in favor of the registrant.

The foregoing represents a summary of the general effect of the Delaware General Corporation Law, NTIC’s Restated Certificate of Incorporation, NTIC’s Amended and Restated Bylaws and any other contracts or arrangements of the registrant relating to indemnification, and is qualified in its entirety by reference to, the terms and provisions of the Delaware General Corporation Law, NTIC’s Restated Certificate of Incorporation, NTIC’s Amended and Restated Bylaws and such other contracts or arrangements relating to indemnification.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit No.	Description
4.1

Specimen Stock Certificate Representing Common Stock of Northern Technologies International Corporation (incorporated by reference to Exhibit 4.1 to NTIC’s Registration Statement on Form 10 (File No 0-19331))

4.2

Restated Certificate of Incorporation of Northern Technologies International Corporation (incorporated by reference to Exhibit 3.1 to NTIC’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009 (File No. 001-11038))

4.3

Amended and Restated Bylaws of Northern Technologies International Corporation (incorporated by reference to Exhibit 3.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 24, 2008 (File No. 001-11038))

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP (filed herewith)

10.1

Northern Technologies International Corporation Amended and Restated 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 24, 2011 (File No. 001-11038))

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement to:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)         That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Circle Pines, State of Minnesota, on January 24, 2011.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By:	/s/ G. Patrick Lynch
G. Patrick Lynch
President and Chief Executive Officer
(principal executive officer)

By:	/s/ Matthew C. Wolsfeld, CPA
Matthew C. Wolsfeld, CPA
Chief Financial Officer and Corporate Secretary
(principal financial and accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints G. Patrick Lynch and Matthew C. Wolsfeld, CPA, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ G. Patrick Lynch	President and Chief Executive Officer	January 24, 2011
G. Patrick Lynch

/s/ Matthew C. Wolsfeld, CPA	Chief Financial Officer and Corporate Secretary	January 24, 2011
Matthew C. Wolsfeld, CPA

/s/ Pierre Chenu	Chairman of the Board	January 21, 2011
Pierre Chenu

Name and Signature	Title	Date
/s/ Soo-Keong Koh	Director	January 21, 2011
Soo-Keong Koh

/s/ Sunggyu Lee, Ph.D.	Director	January 21, 2011
Sunggyu Lee, Ph.D.

/s/ Ramani Narayan, Ph.D.	Director	January 21, 2011
Ramani Narayan, Ph.D.

/s/ Richard J. Nigon	Director	January 21, 2011
Richard J. Nigon

/s/ Mark J. Stone	Director	January 21, 2011
Mark J. Stone

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Specimen Stock Certificate Representing Common Stock of Northern Technologies International Corporation	Incorporated by reference to Exhibit 4.1 to NTIC’s Registration Statement on Form 10 (File No 0-19331)
4.2	Restated Certificate of Incorporation of Northern Technologies International Corporation	Incorporated by reference to Exhibit 3.1 to NTIC’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2009 (File No. 001-11038)
4.3	Amended and Restated Bylaws of Northern Technologies International Corporation	Incorporated by reference to Exhibit 3.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on November 24, 2008 (File No. 001-11038))
5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith
10.1	Northern Technologies International Corporation Amended and Restated 2007 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to NTIC’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 24, 2011 (File No. 001-11038)
23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on the signature page to this Registration Statement